THIS AGREEMENT is made as of the 30th day of October, 2009 (the "**Effective Date**").

B E T W E E N:

GEOXPLOR CORP.,
a corporation formed under the laws of the State of Nevada

(hereinafter called "**Geo**")

OF THE FIRST PART

\- and -

NEXT LITHIUM CORP.,
a corporation formed under the laws of the Province of Ontario

(hereinafter called "**Lithium**")

OF THE SECOND PART

\- and -

NEXT LITHIUM (NEVADA) CORP.,
a corporation formed under the laws of the State of Nevada

(hereinafter called "**Lithium US**")

OF THE THIRD PART

RECITALS:

1. Geo beneficially owns a 100% interest in the Property (as defined herein) known as BSV Placer Mineral Claims located in Big Smokey Valley near Tonopah, Nevada; and

2. Lithium and Lithium US (collectively, "**Lithium**") wishes to obtain, directly or indirectly, an option to acquire a 100% interest in the Property pursuant and subject to the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the sum of Ten Dollars ($10.00) now paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged) and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 **Definitions**. In this Agreement unless the context otherwise requires, the following words and terms set forth in this Article 1 shall have the meanings respectively assigned to them:

"**Affiliate**" means a corporation which, directly or indirectly, controls, or is controlled by or is under common control with, a party. The term "**control**", as used herein, means the rights to the exercise of, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled company;

"**Agreement**" means this option agreement and every Schedule attached hereto and any amendments made in writing thereto from time to time;

"**Business Day**" means any day which is not a Saturday or Sunday on which banks in Toronto, Ontario are open for business;

"**Confidential Information**" has the meaning assigned to it in Section 14.1 of this Agreement;

"**Effective Date**" means the date first written above;

"**Expenditures**" means all direct expenses of or incidental to Operations, together with any and all costs, fees and expenses which may be paid to obtain feasibility, engineering or other studies or reports on or with respect to the Property or any part of it. For greater certainty, "**Expenditures**" include, but are not limited to, (i) reasonable charges by the Operator for services provided in connection with Operations by geologists or others in the employment of, or under contract to, the Operator, (ii) reasonable charges for machinery, tools, equipment and camp facilities owned, leased or rented by the Operator and used or employed in Operations, (iii) administrative and management fees equal to 10% of all Exploration and Drilling Expenditures as set out in Section 5.1 below; and (iv) all exploration and drilling expenditures referenced in paragraphs 5.1(e), (f) and (g) below;

"**Force Majeure**" means an event which, during any period while this Agreement is in effect, prevents or makes unattainable on a practical basis the performance of the obligations required by either party where the cause of such event is reasonably beyond the control of the party and shall include, without limitation: labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant), acts of God, laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity, judgments or orders of any court; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards, acts of environmental or native groups, acts of war or conditions arising out of or attributable to war, whether declared or undeclared, riot, civil strife, insurrection or rebellion, fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities, delays relating to claims made by aboriginal groups; interference by Natives, Native rights groups, environmentalists or other activists, inability to obtain any license, permit or other authorization that may be required; or any other cause

whether similar or dissimilar to the foregoing, but for greater certainty shall not include the inability of either party to raise its own financing to meet its obligations hereunder;

"**Indemnified Party**" has the meaning assigned to it in Section 15.1 of this Agreement;

"**Indemnifying Participant**" has the meaning assigned to it in Section 15.1 of this Agreement;

"**NSR**" means a net smelter return royalty payable by Lithium to Geo equal to three percent (3%) on the proceeds from production, as described in Schedule "A" for all ores, minerals, metals, concentrates and mineral resources derived from the Property;

"**Operations**" includes any and every kind of exploration, development, reclamation and related work done or to be done on or in respect of the Property or the products derived therefrom during the Option Period pursuant to this Agreement;

"**Operator**" means Lithium;

"**Option**" has the meaning assigned to it in Section 2.1 of this Agreement;

"**Option Period**" means the period commencing on the Effective Date and expiring upon the earlier of: (i) the end of the Third Year (as that term is defined in s. 5.1); and (ii) the date this Agreement is terminated pursuant to Section 10.1 of this Agreement;

"**party**" or "**parties**" means a party or parties to this Agreement and their respective successors and permitted assigns;

"**Permitted Encumbrances**" means:

(a) all reservations, limitations, provisos and conditions expressed in the title to the lands and premises comprising the Property;

(b) any liens for taxes, levies and assessments not yet due or payable;

(c) all rights of expropriation of any federal, state or municipal authority or agency;

(d) minor title defects or irregularities consisting of minor surveyor exceptions and other unrecorded easements or rights-of-way or other restrictions as to the use of the Property which title defects, irregularities or restrictions do not, either individually or in the aggregate, materially impair the present or proposed use of the Property;

(e) any easement or right-of-way to any utility (either municipal, private or public) whether it be for gas, water, electricity and/or telephone for service to the Property;

(f) all interests of public record as disclosed by registered and/or recorded title to the Property as of the Effective Date; and

(g) Security Interests and all other encumbrances and registered rights and interests as may be approved by Lithium from time to time.

"**Person**" means an individual, firm, trust, partnership, association corporation, government or governmental board, department, agency or authority and the heirs, executors, administrators or other legal representatives of an individual;

"**Property**" means the association placer mining claims known as BSV Placer Mineral Claims located in Big Smokey Valley near Tonopah, Nevada and as more particularly listed at Schedule "B" attached hereto; and

"**Security Interest**" means any mortgage, charge, lien, security interest or other encumbrance of any nature or kind whatsoever given, granted or arising pursuant to statute or otherwise in law or equity on or in respect of real or personal property, as particularly listed at Schedule "C" attached hereto.

1.2 **Currency**. All currency amounts in this Agreement are in US dollars, unless specified to the contrary.

1.3 **Schedules**. Attached to and forming part of this Agreement are the following Schedules:

Schedule "A" -	NSR Calculation
Schedule "B" -	Property
Schedule "C" -	Security Interests

ARTICLE 2
GRANT OF OPTION

2.1 **Option**. Geo hereby grants to Lithium the sole, exclusive and irrevocable right and option (the "**Option**") exercisable in the manner described in Sections 5.1 and 9.1, to acquire a one-hundred percent (100%) beneficial interest in the Property, free and clear of all liens, charges, encumbrances, security interests, royalties and adverse claims, save and except the Permitted Encumbrances and the NSR.

2.2 **Access to the Property**. Geo hereby grants to Lithium, its servants, agents and independent contractors, during the Option Period, subject to compliance with the Permitted Encumbrances and receipt of approval from surface rights owners, the right and option, in its sole discretion, risk and expense, at all reasonable times, to access the Property on reasonable advance notice to Geo, provided that Geo shall be under no liability to Lithium for any personal injuries, including, without limitation, death or for any damage to the property of Lithium, unless such injury or damage is due to the gross negligence or wilful misconduct of Geo, its employees or agents.

2.3 **Duties and Obligations**. Lithium shall have the duties and obligations to:

(a) keep the Property in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be

paid and by the doing of all other acts and things and the making all other payments required to be made which may be necessary in that regard; and

(b) conduct all work on or with respect to the Property in a careful and minerlike manner and in accordance with the applicable laws of the jurisdiction in which the Property is located.

ARTICLE 3
TITLE

3.1 **Recording and/or Registration**. During the Option Period, Geo and Lithium agree to use its commercially reasonable efforts to keep the Property free and clear of all liens, charges, encumbrances, security interests, royalties and adverse claims, but subject to the Permitted Encumbrances and the NSR. Upon Lithium exercising the Option and the vesting of its interest at one-hundred percent (100%) pursuant to Section 9.1 below, the provisions of Section 9.1 shall apply with respect to conveying Geo's interest in the Property to Lithium.

3.2 **Right to Remedy Deficiencies**. Subject to the Permitted Encumbrances, if Geo's title to the Property at any time after the Effective Date is, or becomes, deficient, defective or encumbered in any way other than by the acts or omissions of Lithium not expressly contemplated hereby, and provided that Geo has failed to remedy or correct such deficiencies or defects within ninety (90) days of written notice to Geo by Lithium of same, then, without limiting Lithium's rights and remedies provided hereunder or by law, such deficiency, defect or encumbrance may be remedied or removed by Lithium, acting reasonably and in good faith, in which event the reasonable cost and related expenses thereof may, at Lithium's option, be deducted from any amounts or payments which may be or become due or payable to Geo under this Agreement or may be credited against Lithium's obligation to fund Expenditures contemplated by Sections 5.1 or 6.1 of this Agreement. If such deficiency, default or encumbrance is, directly or indirectly, caused by or is a result of any act or omission of Lithium, the cost of such remedy or removal shall be borne solely by Lithium and may not otherwise be credited against Expenditures to be funded by Lithium herewith.

ARTICLE 4
OPERATOR

4.1 **Appointment of Operator**. The parties acknowledge and agree and hereby appoint effective as of the Effective Date, Lithium as the Operator during the Option Period.

4.2 **Operations and Expenditures**. The scope of Operations and magnitude of Expenditures will be determined by the Operator from time to time, provided that no production will be taken from the Property during the Option Period without the consent of Geo, which consent is at the sole discretion of Geo.

ARTICLE 5
OPTION

5.1 **Exercise of Option**. In order to exercise the Option and thereby acquire a one-hundred percent (100%) beneficial interest in the Property, Lithium shall:

(a) pay to Geo $100,000 on the date that is six (6) months from the Effective Date;

(b) by January 21, 2010, issue to Geo 1,000,000 of its common shares if Lithium's common shares are listed for trading on a recognized Canadian stock exchange (subject only to a four (4) month hold period). In the event that Lithium's common shares are not listed for trading on a recognized Canadian stock exchange by January 21, 2010, then Lithium shall cause the issuance of the greater of 1,000,000 common shares in the capital of a company listed for trading on a recognized Canadian stock exchange ("**Pubco**") or that number of common shares of Pubco equal to 9.9% of the number of issued common shares of Pubco existing after completion of any qualifying transaction or similar transaction whereby the Property is acquired, directly or indirectly, together with any concurrent financing completed by Pubco (subject only to a four (4) month hold period);

(c) pay to Geo an additional $75,000 on the 12th month anniversary of the Effective Date;

(d) pay to Geo an additional $75,000 on the 18th month anniversary of the Effective Date;

(e) spend a minimum of $500,000 of Expenditures on the Property during the period commencing on the Effective Date and ending on or before October 30th, 2010 (the "**First Year**");

(f) spend a further minimum of $750,000 of Expenditures on the Property by October 30th, 2011 (the "**Second Year**"); and

(g) spend an aggregate minimum of $2,000,000 less the amounts spent in paragraphs (e) and (f) above of Expenditures on the Property by October 30th, 2012 (the "**Third Year**"),

failing which the Option shall be deemed to be terminated and of no further force or effect and Geo shall be forever released and discharged from any and all further obligations thereunder.

ARTICLE 6
NET SMELTER RETURNS ROYALTY

6.1 **Net Smelter Returns Royalty**. Upon Lithium becoming the owner of a one-hundred percent (100%) interest in the Property in accordance with this Agreement, Lithium agrees to pay to Geo a 3.0% NSR derived from mining operations conducted on the Property. Lithium may at any time from and after the date of grant of the NSR and up to the date of commencement of commercial production on the Property, purchase any portion of or the entire NSR from the Geo for One Million Dollars ($1,000,000) per each one percent (1%) of the NSR, payable in cash or certified form (for an aggregate of up to $3,000,000 for the entire NSR).

ARTICLE 7
NON-OBLIGATION

7.1 **No Obligation on Lithium to Fund Expenditures**. Other than as set out in Sections 5.1 and 2.3(a) of this Agreement, Lithium is not obligated to fund any further Expenditures.

7.2 **No Obligation on Geo to Fund Expenditures**. Geo shall not be obligated to fund any Expenditures of any nature or kind whatsoever during the Option Period.

ARTICLE 8
PERFORMANCE OF WORK

8.1 **Procedure for Conducting Operations and Funding Expenditures**. The Operator shall comply with all applicable laws, rules and regulations and shall carry out Operations in a good and workmanlike manner in accordance with generally accepted mining practice.

ARTICLE 9
VESTING OF INTEREST

9.1 **Vesting under Option**. Upon Lithium making the payments, issuing the common shares and incurring the Expenditures referred to in Section 5.1 of this Agreement within the time periods contemplated thereby, and Lithium delivering to Geo within the Option Period, a notice in writing stating that Lithium wishes to acquire a one-hundred percent (100%) beneficial interest in the Property, Lithium shall be deemed to have exercised the Option and Lithium will thereupon acquire, directly or indirectly, and be deemed to have acquired and be vested with a one-hundred percent (100%) beneficial right, title and interest in the Property, free and clear of all liens, charges, encumbrances, security interests, royalties and adverse claims, save and except for Permitted Encumbrances, and the NSR. At such time, Lithium shall hold a one-hundred percent (100%) beneficial right, title and interest in and to the Property. Upon Lithium successfully exercising its Option, Geo will use its commercially reasonable efforts, subject to compliance with the Permitted Encumbrances, to deliver a registerable and/or recordable conveyance of one-hundred percent (100%) of Geo's interest to the Property to Lithium or as it may further direct and, in the interim, Geo shall hold Lithium's beneficial interest in the Property as constituted from time to time in trust for Lithium in accordance with the provisions of this Agreement.

ARTICLE 10
TERMINATION

10.1 **Lapse of Option**. Lithium may, at any time, let the Option lapse by written notice to Geo or by not satisfying the obligations referred to in Section 5.1 of this Agreement, whereupon this Agreement, except Sections 10.3 and 10.4 and Articles 15 and 16 of this Agreement, shall terminate. All association placer mining claims comprising the Property, existing under this Agreement at the time of written notification by Lithium to Geo of its intention to let the Option lapse, shall be in good standing for at least ninety (90) days after the date of such notification.

10.2 **Consequences upon Termination**. If this Agreement is terminated pursuant to Section 10.1 of this Agreement, Lithium shall:

(a) forthwith thereafter deliver to Geo a full and final release and discharge in respect of the Option and this Agreement and ensure each association placer mining claim then comprised in the Property shall be in good standing for a period of at least ninety (90) days after termination;

(b) within thirty (30) days thereafter deliver to Geo copies of all of the reports, maps, plans, photographs and drill logs of Lithium relating to the Property and not already provided to Geo, provided that Lithium does not make any representation or warranty concerning the accuracy or completeness thereof;

(c) within hundred and one hundred and eighty (180) days, remove from the Property any machinery, buildings, structures, facilities, equipment and all other property of every nature and description erected, placed or situated thereon by Lithium; any property not so removed at the end of the one hundred and eighty (180) day period shall, at the option of Geo, become the property of Geo; and

(d) unless Geo first notifies Lithium that it wishes to retain the benefit or use of any site disturbance created by Lithium in connection with Operations, within the one hundred and eighty (180) day period referred to in subsection 10.2(c), Lithium will leave the Property in a clean and environmentally acceptable condition.

10.3 **Force Majeure**. If Lithium is prevented from or delayed in performing its obligations in subsection 10.2(c) or 10.2(d) by Force Majeure, the relevant period of the one hundred and eighty (180) days referred to shall be extended by the period of Force Majeure in accordance with Section 16.1 below.

10.4 **Use of Site Workings**. If Geo has notified Lithium that it wishes to utilize any site disturbance or workings which Lithium would otherwise be responsible to reclaim in accordance with subsection 10.2(d) above, notwithstanding any other term of this Agreement, Geo shall be deemed to have relieved Lithium of such obligation to reclaim that portion of the site. Geo shall also execute such documentation and provide such reclamation bonding or other security as Lithium, acting reasonably, or any governmental authorities may require, in order to fully effectuate this Section 10.4.

ARTICLE 11
RESTRICTION ON ASSIGNMENT

11.1 **Pre-emptive Right**. During the Option Period, neither party shall sell, assign, transfer, convey or otherwise dispose of or deal with or agree to sell, assign, transfer, convey or otherwise dispose of the Property or its Option, as the case may be, unless it shall first give to the other party thirty (30) days' advance notice in writing of the price and terms on which it would be willing to sell such rights and interests and each party shall be entitled by notice in writing to the other party within the thirty (30) day period to acquire the whole of such rights and interests at

the price and on the terms stated in the notice. If the party receiving the notice does not elect in writing within the thirty (30) day period to acquire such rights and interests, the other party may transfer the whole of such rights and interests to any person within the following one hundred and twenty (120) days at a price at or above the price stated in the notice and upon terms and conditions not less favourable than those contained in the notice. For purposes of this Section, the consideration for the rights and interests to be sold shall be an amount payable in US dollars, unless the parties hereto otherwise agree. If the party fails to consummate the transfer within the one hundred and twenty (120) day period, the pre-emptive right of the other shall be deemed to be revived and any subsequent proposal to sell, assign, transfer, convey or otherwise dispose of rights or interests hereunder shall again be subject to the provisions of this Section 11.1.

11.2 **Void Assignments**. Any assignment, transfer or conveyance by a party of its rights and interests in or with respect to the Property or this Agreement shall be void unless the assignee has signed an acknowledgment to be bound by all of the provisions of this Agreement in the place and stead of the transferring party.

ARTICLE 12
NOTICES

12.1 **Notices in Writing**. All notices, payments and other required communications ("**Notices**") to one of Lithium or Geo by the other shall be in writing and shall be addressed respectively as follows:

(a) if to Lithium:

Next Lithium Corp.
131 Bloor Street West, Upper Penthouse
Toronto, Ontario M5S 1S3

Attention: President
Telecopier: (416) 924-0000

(b) if to Geo:

GeoXplor Corp.
8-650 Clyde Avenue
West Vancouver, BC V7T 1E2

Attention: President
Telecopier: (604)-921-0466

with copy to (which will not constitute notice hereunder):

Salley Bowes Harwardt Law Corp.
1750 – 1185 West Georgia Street
Vancouver, BC V6E 4E6

Attention: Mr. Louis P. Salley
Telecopier: (604) 688-0778

All Notices shall be given (i) by personal delivery to the addressee, or (ii) by electronic communication, or (iii) by registered or certified mail. All Notices shall be effective and shall be deemed delivered if by personal delivery during normal business hours, on the date of delivery or, if not delivered during normal business hours, on the next Business Day following delivery; if by electronic communication on the date of transmission as confirmed by confirmation of transmission if delivered before 5:00 p.m. (Toronto time) on a Business Day or, if not delivered by that time on a Business Day, the next Business Day following the date of transmission of the electronic communication; and if solely by registered or certified mail, five (5) Business Days after actual mailing. A party may change its address by notice, in writing, to the other party at any time or times.

ARTICLE 13
REPRESENTATIONS AND WARRANTIES

13.1 **Representations and Warranties of Geo**. Geo represents and warrants to Lithium that:

(a) the Property is comprised of the association placer mining claims listed at Schedule "B" attached hereto;

(b) Geo is the beneficial owner of the Property free and clear of all charges, liens, encumbrances, options, royalties, claims or interests of third parties other than the Permitted Encumbrances and the rights of those parties holding surface and access rights to the Property;

(c) Geo is a corporation duly formed under the laws of the State of Nevada, duly organized, validly subsisting, in good standing and qualified to carry on business under such laws;

(d) Geo has the full right and authority to execute and perform this Agreement and the transactions contemplated by it and this Agreement has been duly executed and delivered by Geo;

(e) Geo has not received any notice of expropriation and is not aware of any intention of any party to expropriate any part of the Property;

(f) there is as of the date of this Agreement no litigation or proceeding, including appeals or applications for review, in progress and, to the best of Geo's knowledge and belief after reasonable inquiry, no litigation or claim threatened against or relating to Geo directly affecting the Property and there is not presently outstanding against Geo any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitration which materially adversely affects the Property;

(g) no person has any written agreement, option or right or privilege capable of becoming an agreement, for the purchase from Geo of any interest in the Property;

(h) subject to the Permitted Encumbrances and compliance therewith, Geo has full power and absolute authority to grant to Lithium the rights provided in this Agreement and has received all written consents or approvals required, if applicable, to enter into and perform this Agreement;

(i) subject to the Permitted Encumbrances and compliance therewith, the execution and delivery of this Agreement and the exercise by Lithium of the rights granted to it under this Agreement will not conflict with or be in contravention of any law, regulation or order of any government, government department or other competent authority or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which Geo is a party or by which Geo or the Property may be bound;

(j) all taxes, rates or other levies of every nature and kind heretofore levied against the Property and payable by Geo have been fully paid and satisfied; and

(k) this Agreement constitutes a legal, valid and binding obligation of Geo, enforceable against it in accordance with its terms under the laws of the Province of Ontario, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights and the discretion exercisable by courts of competent jurisdiction in respect of the availability of equitable remedies and application of equitable principles.

13.2 **Representations and Warranties of Lithium**. Lithium represents and warrants to Geo that:

(a) the execution and delivery of this Agreement and the exercise by Lithium of the rights granted to it under this Agreement will not conflict with or result in a breach of or default under any agreement or other instrument of obligation to which Lithium is a party or by which it may be bound;

(b) this Agreement constitutes a legal, valid and binding obligation of Lithium, enforceable against it in accordance with its terms under the laws of the Province of Ontario, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights and the discretion exercisable by courts of competent jurisdiction in respect of the availability of equitable and application of equitable principles;

(c) Lithium is a corporation duly formed under the laws of the Province of Ontario and duly organized, validly subsisting, in good standing and qualified to carry on business under such laws; and

(d) Lithium has the full right and authority to execute and perform this Agreement and the transactions contemplated by it and this Agreement has been duly executed and delivered by Lithium.

13.3 **Waiver by Lithium**. The representations and warranties contained in Section 13.1 are provided for the exclusive benefit of Lithium and a breach of any one or more of them may be waived by Lithium in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

13.4 **Waiver by Geo**. The representations and warranties contained in Section 13.2 are provided for the exclusive benefit of Geo and a breach of any one or more of them may be waived by Geo in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

ARTICLE 14
CONFIDENTIALITY

14.1 **Confidential Information**. Except as otherwise provided in this Section 14.1, the terms and conditions of this Agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by any party in connection with this Agreement shall be treated by the parties as confidential ("**Confidential Information**") and no party shall reveal or otherwise disclose such Confidential Information to third parties except as required, without the prior written consent of the other party, not to be unreasonably or arbitrarily withheld or delayed. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a party, shall no longer be treated as Confidential Information.

The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the parties may engage and to employees and consultants of the parties or to any third party to which a party contemplates the transfer, sale, assignment, encumbrance or other disposition of all or part of its rights and interest hereunder or in the Property pursuant to Article 11 of this Agreement or with which party or its Affiliate contemplates a merger, amalgamation or other corporate reorganization, provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the person or company to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section 14.1.

In the event that a party is required to disclose Confidential Information to any government, any court, agency or department thereof, or any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the party so required shall immediately notify the other party of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission. The other party shall have the right not less than one (1) Business Day prior to such disclosure to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such party shall, in its sole discretion, determine, provided that this Section 14.1 shall not apply and shall not operate to in any manner restrict or prohibit the continuous disclosure obligations of any party under the terms of any applicable securities legislation or stock exchange rules. In addition, where there is no legal requirement that a party identify the other in a public announcement or statement to be made,

such public announcement or statement shall not be made or released without the consent of the other party. Such consent shall not be unreasonably withheld.

The provisions of this Section 14.1 shall apply during the term of this Agreement and shall continue to apply to any party which sells, assigns, transfers, conveys or otherwise disposes of its rights and interest in this Agreement or the Property.

14.2 **Exceptions**. Notwithstanding the provisions of Section 14.1, the parties acknowledge and agree that, throughout the term of this Agreement, each shall be provided with unrestricted access to all operations information and shall be free to disseminate news on a reasonable schedule and basis, in accordance with appropriate regulatory guidelines, provided that the other has the opportunity to promptly review and comment on such news release within one (1) Business Day prior to its dissemination.

ARTICLE 15
INDEMNITIES

15.1 **Indemnity**. Each party shall indemnify the other party, its directors, officers, employees, agents and attorneys or Affiliates (collectively, the "**Indemnified Party**") against any loss, cost, expense, damage or liability (including legal fees and other expenses) arising out of or based on a breach by the party (the "**Indemnifying Participant**") of any representation, warranty or covenant contained in this Agreement or arising out of activities by the Indemnifying Party on the Property prior to or during the term of this Agreement. The obligation of a party to indemnify the other shall survive the termination of this Agreement.

15.2 **Procedure**. If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice), the defence, compromise, or settlement of the matter, including, at the Indemnifying Participant's expense, employment of counsel of the Indemnified Party's choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Participant has given notice that it will assume control of the defence, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Party which has arisen out of the indemnified claim or demand.

ARTICLE 16
MISCELLANEOUS

16.1 **Effect of Force Majeure**. No party shall be liable to the other party or be in default under this Agreement for any failure or delay in performing any of its covenants or agreements

caused by or arising out of any act of Force Majeure; provided that the party asserting Force Majeure gives notice to the other party of such occurrence within ten (10) Business Days after the act of Force Majeure commences or is discovered. Settlement of strikes or labour disputes shall be entirely within the discretion of the Operator or the party experiencing the difficulty acting in good faith. No right of any party shall be affected by failure or delay of that party to meet any provisions or terms of this Agreement, where such failure or delay is primarily caused by any event of Force Majeure, and all times provided for in this Agreement shall be extended for a period equal to the period of delay reasonably attributable to the Force Majeure; provided, however, that performance shall be resumed within a reasonable time after such cause has been removed.

16.2 **Applicable Law**. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16.3 **Entire Agreement**. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between Lithium and Geo with respect to the Property including, without limitation, the Letter of Intent between Lithium and Geo dated August 23, 2009 to the extent same relates to the Property, and constitutes the entire agreement between the parties with respect to the Property.

16.4 **Severability**. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

16.5 **Costs and Expenses**. Lithium shall be responsible for the payment of its own costs and expenses, including legal fees and disbursements, incurred by it in connection with the negotiation and execution of this Agreement and shall also be responsible for the reasonable legal fees and disbursements of up to $20,000 incurred by Geo in connection with the negotiation and execution of this Agreement.

16.6 **Time of the Essence**. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

16.7 **Partition**. Each party waives the benefit of all provisions of law relating to actions for partition of real and personal property and each agrees not to resort to any action at law or in equity to partition any real or personal property which is the subject matter of this Agreement.

16.8 **Dispute Resolution**. Disputes resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof may be resolved by a court of competent jurisdiction. In any litigation between the parties or any person claiming under them, resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses, legal and expert witness fees and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of

the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and legal fees in such manner as it deems equitable.

16.9 **Further Assurances**. The parties shall do and perform all such acts and things, and execute all such deeds, documents and writings, and give all such assurances, as may be necessary to give effect to this Agreement.

16.10 **Binding Effect**. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

16.11 **Facsimile and Counterparts**. This Agreement may be executed by the parties and transmitted by telecopy and by counterpart and if so executed and transmitted, this Agreement shall be for all purposes as effective as if the parties had delivered an executed original Agreement and all counterparts shall together constitute one and same Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

GEOXPLOR CORP.

Per: ______________________
Name: E. Clive Ashworth
Authorized Signatory

I have authority to bind the corporation.

NEXT LITHIUM CORP.

Per: ______________________
Name: David J. DesLauriers
Title: President

I have authority to bind the corporation.

NEXT LITHIUM (NEVADA) CORP.

Per: ______________________
Name: Binh Vu
Title: Director

I have authority to bind the corporation.

SCHEDULE "A"

Attached to and forming part of the Agreement dated October 30th, 2009 between GeoXplor Corp., Next Lithium Corp. and Next Lithium (Nevada) Corp.

NSR CALCULATION

1. For the purposes of this Agreement, the term "Net Smelter Returns" shall mean all monies realized and actually received by Lithium on the sale of any concentrates, ores or minerals mined or extracted from the Property as evidenced by its returns or settlement sheets, including any premiums, bonuses and subsidies, less, if any such ores or minerals require smelting or other processing, all monies paid or payable on account of:

   (a) loading and transportation of the ores or minerals from the Property or any mill erected on or about the Property to the smelter or other purchaser;

   (b) smelter treatment charges or other charges levied by the purchaser;

   (c) freight allowance and severance taxes or royalties that may be paid to the State of Nevada;

   (d) insurance and security costs and charges;

   (e) marketing costs and commissions;

   (f) penalties and other deductions whatsoever paid or payable in relation to the sale of the ores or minerals;

   (g) all appropriate mint charges; and

   (h) all applicable taxes (except income taxes) paid or payable by the Operator on any concentrates, ores or minerals mined or extracted from the Property.

2. Net Smelter Returns due and payable to Geo hereunder shall be paid within thirty (30) days after receipt of the said actual proceeds by Lithium.

3. Within one hundred and forty (140) days after the end of each fiscal year of Lithium during which the Property was in commercial production, the records relating to the calculation of Net Smelter Returns during that fiscal year shall be audited and any adjustments shall be made forthwith. The audited statements shall be delivered to Geo who shall have sixty (60) days after receipt of such statements to question in writing their accuracy and, failing such question, the statements shall be deemed correct.

4. Geo or its representative duly appointed in writing shall have the right at all reasonable times, upon written request, to inspect such books and financial records of Lithium as are

relevant to the determination of Net Smelter Returns and at its own expense, to make copies thereof.

5. The Net Smelter Returns reserved herein shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

SCHEDULE "B"

Attached to and forming part of the Agreement dated October 30th, 2009 between GeoXplor Corp., Next Lithium Corp. and Next Lithium (Nevada) Corp.

PROPERTY

List of Association Placer Mining Claims Comprising the Property

Claim Name		NMC#	
BSV	1	NMC#	1009621
BSV	2	NMC#	1009622
BSV	3	NMC#	1009623
BSV	4A	NMC#	1009624
BSV	4B	NMC#	1009625
BSV	5A	NMC#	1009626
BSV	5B	NMC#	1009627
BSV	6	NMC#	1009628
BSV	7	NMC#	1009629
BSV	8	NMC#	1009630
BSV	9	NMC#	1009631
BSV	10	NMC#	1009632
BSV	11	NMC#	1009633
BSV	12	NMC#	1009634
BSV	13	NMC#	1009635
BSV	14	NMC#	1009636
BSV	15	NMC#	1009637
BSV	16	NMC#	1009638
BSV	17	NMC#	1009639
BSV	18	NMC#	1009640
BSV	19	NMC#	1009641

Claim Name	NMC#
BSV 20	NMC# 1009642
BSV 21	NMC# 1009643
BSV 22	NMC# 1009644
BSV 23	NMC# 1009645
BSV 24	NMC# 1009646
BSV 25	NMC# 1009647
BSV 26	NMC# 1009648
BSV 27	NMC# 1009649
BSV 28	NMC# 1009650
BSV 29	NMC# 1009651
BSV 30A	NMC# 1009652
BSV 30B	NMC# 1009653
BSV 31	NMC# 1009654
BSV 32	NMC# 1009655
BSV 33	NMC# 1009656
BSV 34	NMC# 1009657
BSV 35	NMC# 1009658
BSV 36	NMC# 1009659
BSV 37	NMC# 1009660
BSV 38	NMC# 1009661
BSV 39	NMC# 1009662
BSV 40	NMC# 1009663
BSV 41	NMC# 1009664
BSV 42	NMC# 1009665
BSV 43	NMC# 1009666
BSV 44	NMC# 1009667
BSV 45	NMC# 1009668

SCHEDULE "C"

Attached to and forming part of the Agreement dated October 30th, 2009
between GeoXplor Corp., Next Lithium Corp. and Next Lithium (Nevada) Corp.

SECURITY INTERESTS

1. Memorandum of Option and Earn-In Agreement dated October 15, 2009 between GeoXplor Corp., Next Lithium Corp. and Next Lithium (Nevada) Corp., among others; and

2. Quitclaim Deed dated October 15, 2009 granted by the Grantor (as defined therein) to Next Lithium (Nevada) Corp.